Exhibit 99.1

Popular, Inc. Reports Financial Results for the Quarter and Year Ended December 31, 2009

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--January 21, 2010--Popular, Inc. (“the Corporation”) (NASDAQ:BPOP) reported a net loss of $213.2 million for the quarter ended December 31, 2009, compared with a net loss of $125.0 million for the quarter ended September 30, 2009, and a net loss of $702.9 million for the quarter ended December 31, 2008. For the year ended December 31, 2009, the Corporation’s net loss totaled $573.9 million, compared with a net loss of $1.2 billion for the same period in 2008.

Refer to the accompanying Exhibit A - Financial Summary for “per common share” information and key performance ratios. Also, refer to Exhibit B for summarized income statement information by reportable segment. As indicated in previous filings, in 2008, the Corporation discontinued the operations of its U.S. mainland-based subsidiary Popular Financial Holdings (“PFH”), and thus the results of PFH are presented as part of “Loss from discontinued operations, net of income tax” in Exhibits A and B.

The following table provides a reconciliation of earnings (loss) per common share (“EPS”) for the quarters ended December 31, 2009, September 30, 2009 and December 31, 2008 and for the years ended December 31, 2009 and 2008:

(In thousands, except per share information)	4th Quarter 2009	3rd Quarter 2009	4th Quarter 2008	Year 2009	Year 2008
Net loss from continuing operations	($213,227)	($121,561)	($627,707)	($553,947)	($680,468)
Net loss from discontinued operations	-	(3,427)	(75,193)	(19,972)	(563,435)
Preferred stock dividends *	-	5,974 *	(14,605)	(39,857)	(34,815)
Preferred stock discount accretion	-	(1,040)	(482)	(4,515)	(482)
Favorable impact from exchange of shares of Series A and B preferred stock for common stock, net of issuance costs	-	230,388	-	230,388	-
Favorable impact from exchange of Series C preferred stock for trust preferred securities	-	485,280	-	485,280	-
Net (loss) income applicable to common stock	($213,227)	$595,614	($717,987)	$97,377	($1,279,200)
Average common shares outstanding	639,401,594	425,672,578	281,786,725	408,229,498	281,079,201
Average potential common shares	-	-	-	-	-
Average common shares outstanding – assuming dilution	639,401,594	425,672,578	281,786,725	408,229,498	281,079,201
Basic and diluted (loss) earnings per common share from continuing operations	($0.33)	$1.41	($2.28)	$0.29	($2.55)
Basic and diluted loss per common share from discontinued operations	-	(0.01)	(0.27)	(0.05)	(2.00)
Total basic and diluted (loss) earnings per common share	($0.33)	$1.40	($2.55)	$0.24	($4.55)
* Amount presented for the quarter ended September 30, 2009 represents the reversal of dividends on Series C preferred stock considered accrued as of June 30, 2009 for EPS purposes only. These cumulative dividends were not paid as dividends to the Series C preferred stockholders given the terms of the exchange for trust preferred securities, which was effected in August 2009.

The principal items impacting the continuing operations’ financial results for the quarter ended December 31, 2009, when compared to the quarter ended September 30, 2009, were as follows:

  Third quarter results included a gain of $79.3 million on the extinguishment of debt, principally related to the exchange of trust preferred securities for common stock; and
  The allowance for loan losses increased from September 30, 2009 to December 31, 2009 by $54 million. The allowance for loan losses to loans held-in-portfolio was 5.32% as of December 31, 2009, compared to 4.95% as of September 30, 2009. The provision for loan losses for the fourth quarter of 2009 amounted to $352.8 million, compared with $331.1 million for the third quarter of 2009.

Popular, Inc.’s capital ratios continued to exceed all “well-capitalized” regulatory benchmarks as of December 31, 2009.

“Fourth quarter results reflected elevated pressures in mortgage-related assets and commercial loans in both the United States and Puerto Rico. The latter remains entangled in its longest recession coupled with a depressed construction market. This environment required us to continue increasing our high reserve levels during 2009,” said Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc. Carrión continued, “While it is possible that we turn the cycle on or about the end of the year, we continue to work towards improving our U.S. operations, further strengthening our main market in Puerto Rico and maintaining our well-capitalized ratios.”

This press release should be read in conjunction with the accompanying Exhibits A and B which are an integral part of this release. The discussions that follow pertain to Popular, Inc.’s continuing operations, unless otherwise indicated.

Net Interest Income

Net interest income for the fourth quarter of 2009 was $269.3 million, compared with $276.4 million for the third quarter of 2009 and $288.9 million for the fourth quarter of 2008.

The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarter ended December 31, 2009, compared with the quarters ended September 30, 2009 and December 31, 2008.

	Average balances			Average Yields / Costs
(Dollars in billions)	4th Quarter 2009	3rd Quarter 2009	4th Quarter 2008	4th Quarter 2009	3rd Quarter 2009	4th Quarter 2008
Money market, trading and investment securities	$8.7	$9.0	$9.4	3.51%	3.69%	4.03%
Loans:
Commercial (a)	14.7	15.0	16.0	4.75	4.85	5.69
Mortgage	4.5	4.5	4.6	6.05	6.15	6.88
Consumer	4.1	4.3	4.7	10.11	9.75	9.92
Lease financing	0.7	0.7	1.1	8.61	8.29	8.11
Total loans	24.0	24.5	26.4	6.02	6.04	6.75
Total earning assets	$32.7	$33.5	$35.8	5.35%	5.41%	6.04%

Interest bearing deposits	$21.8	$22.4	$24.0	1.92%	2.11%	2.85%
Borrowings	5.3	5.4	7.0	4.90	4.38	4.64
Total interest bearing liabilities	27.1	27.8	31.0	2.50	2.55	3.25
Non-interest bearing sources of funds	5.6	5.7	4.8
Total funds	$32.7	$33.5	$35.8	2.07%	2.11%	2.81%
Net interest spread				2.85%	2.86%	2.79%
Net interest yield (b)				3.28%	3.30%	3.23%
(a) Includes commercial construction loans (b) Not on a taxable equivalent basis

The reduction in average earning assets for the quarter ended December 31, 2009, compared with the quarter ended September 30, 2009 was mostly due to maturities of investment securities along with a decline in the loan portfolio in part due to the lower loan origination activity, as well as a higher volume of loans charged off. As shown in the preceding table, the Corporation also experienced a decline in average deposits during the fourth quarter of 2009, principally certificates of deposits, mostly in the U.S. mainland operations which included the impact of the sale of six New Jersey bank branches pertaining to Banco Popular North America ("BPNA") in October 2009.

Net interest yield declined slightly for the quarter ended December 31, 2009 when compared to the quarter ended September 30, 2009, in part due to lower yields in the commercial and mortgage loan portfolios and in investment securities, and higher costs in long-term borrowings. The increase in the cost of long-term borrowings was mainly related to the exchange of Series C preferred stock for trust preferred securities during the third quarter of 2009. This exchange generated additional interest expense of $9.8 million for the quarter ended December 31, 2009. Partially offsetting these unfavorable variances was a reduction in the interest expense for the fourth quarter of 2009 by approximately $4.4 million on the junior subordinated debentures which were extinguished as part of the exchange of trust preferred securities for shares of common stock that occurred during the third quarter of 2009. Also, there was a reduction in the cost of deposits due to management’s actions to lower the rates paid on certain deposits, including certificates of deposit.

The decrease in net interest income for the fourth quarter of 2009, compared with the same quarter of 2008, was primarily due to lower average balances of interest-earning assets, principally loans, due to the sale of most of the lease financing portfolio and the downsizing or discontinuance of certain loan origination units in the U.S. mainland operations and lower loan origination activity due to current market conditions. Also, the reduction in the average balance of investment securities resulted from the sale of approximately $3.4 billion in available-for-sale securities, mostly U.S. agency securities (FHLB notes) during the first quarter of 2009, and subsequent reinvestment of approximately $2.9 billion of the proceeds, primarily in GNMA mortgage-backed securities. The Corporation’s deposit volume and borrowings also decreased, which was associated with deleverage driven by the reduction in the earning assets they fund. Contributing to the reduction in net interest income was the decrease by the Federal Reserve (“Fed”) of the federal funds target rate from 2.00% in September 30, 2008 to between 0% and 0.25% as of December 31, 2009. This reduction in short-term market rates impacted the yield of several of the Corporation’s earning assets during that period, including the yield on commercial and construction loans with floating or adjustable rates and floating rate collateralized mortgage obligations, as well as the yield of newly originated loans in a declining interest rate environment. On the positive side, the decrease in rates contributed to the decrease in the cost of interest-bearing deposits and short-term borrowings. Other factors impacting negatively the Corporation’s net interest income for the quarter ended December 31, 2009 when compared with the same quarter in 2008 were the increase in non-performing loans, the exchange of Series C preferred stock for trust preferred securities and the increase in the cost of $350 million in term notes due to credit rating downgrades in 2009. Offsetting this negative variance was the reduction in interest expense from the exchange of the Corporation’s trust preferred securities for common stock.

Credit Quality

The Corporation’s allowance for loan losses increased to $1.3 billion as of December 31, 2009, an increase of $54 million from September 30, 2009. The Corporation’s allowance for loan losses represented 5.32% of loans held-in-portfolio as of December 31, 2009, compared with 4.95% as of September 30, 2009 and 3.43% as of December 31, 2008. As compared to the previous quarter, the allowance for loan losses increased during the fourth quarter of 2009 despite the decrease of $683 million in loans held-in-portfolio.

Provision for loan losses

The provision for loan losses totaled $352.8 million or 118% of net charge-offs for the quarter ended December 31, 2009, compared with $331.1 million or 123% of net charge-offs for the quarter ended September 30, 2009, and $388.8 million or 174% of net charge-offs for the fourth quarter of 2008. The higher provision for loan losses for the fourth quarter of 2009 when compared to the third quarter of the same year was the net result of a $37.9 million increase in the provision related to the U.S. mainland loan portfolios mainly due to higher reserves and higher net charge-offs. This was offset by a decrease of $16.2 million in the Puerto Rico operations primarily attributed to a decrease in reserves and to lower net charge-offs in construction, consumer, mortgages, and leases.

The decrease in the provision for loan losses for the quarter ended December 31, 2009 compared with the same quarter in 2008 was the result of higher increases in reserves during the fourth quarter of 2008.

The following table summarizes the changes in the allowance for loan losses for the periods indicated:

(Dollars in thousands)	4th Quarter 2009	3rd Quarter 2009	4th Quarter 2008	Year 2009	Year 2008
Balance at beginning of period	$1,207,401	$1,146,239	$726,480	$882,807	$548,832
Provision for loan losses	352,771	331,063	388,823	1,405,807	991,384
	1,560,172	1,477,302	1,115,303	2,288,614	1,540,216
Net loans charged-off:
Commercial	92,938	59,114	64,203	263,266	169,411
Construction	92,642	95,941	62,896	309,925	120,425
Lease financing	4,470	3,934	5,093	17,482	18,827
Mortgage	30,503	34,322	22,381	120,606	52,878
Consumer	78,415	76,590	69,110	316,131	238,423
Total net charge-offs	298,968	269,901	223,683	1,027,410	599,964
Write-downs related to loans transferred to loans held-for-sale	-	-	8,813	-	12,430
Change in allowance for loan losses from discontinued operations	-	-	-	-	(45,015)
Balance at end of period	$1,261,204	$1,207,401	$882,807	$1,261,204	$882,807

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	4th Quarter 2009	3rd Quarter 2009	4th Quarter 2008	Year 2009	Year 2008
Commercial	2.88%	1.81%	1.87%	2.00%	1.24%
Construction	20.37	19.45	11.60	15.30	5.81
Lease financing	2.63	2.23	1.93	2.46	1.72
Mortgage	2.74	3.16	2.01	2.75	1.17
Consumer	7.60	7.18	5.88	7.28	4.95
Total	4.98%	4.43%	3.43%	4.17%	2.29%

The increase in commercial loans net charge-offs for the quarter ended December 31, 2009, compared with the quarter ended September 30, 2009, was attributed to the Banco Popular de Puerto Rico ("BPPR") portfolio with $17.3 million in higher net charge-offs and the BPNA portfolio with $16.5 million in higher net charge-offs. In Puerto Rico, the higher level of losses was experienced across industry sectors, particularly in borrowers with an outstanding debt below $1 million. The U.S. commercial segments which continue to report higher net charge-offs were primarily small businesses and commercial real estate as a result of depressed economic conditions.

Construction loans net charge-offs in the fourth quarter of 2009 remained at the same high levels experienced in the third quarter of 2009 both in the BPPR and BPNA reportable segments. These losses are mainly related to residential development projects. A significant portion of the construction loans net charge-offs in the Corporation’s U.S. mainland operations recorded during the fourth quarter of 2009 were associated with projects located in the South Florida region. These credits were previously identified as impaired loans and specific reserves were established in prior quarters.

The decrease in mortgage loans net charge-offs for the quarter ended December 31, 2009, compared with the quarter ended September 30, 2009 was related to Puerto Rico’s residential mortgages and the U.S. mainland non-conventional mortgage business. The Corporation’s net charge-off ratios for mortgages in Puerto Rico and the U.S. mainland operations for the quarter ended December 31, 2009 were 0.36% and 7.42%, respectively, compared with 0.72% and 7.51% for the quarter ended September 30, 2009.

The increase in consumer net charge-offs for the quarter ended December 31, 2009, compared with the quarter ended September 30, 2009, was primarily associated to E-LOAN’s home equity lines of credit and second mortgages, offset by a decrease in the BPPR reportable segment. Consumer net charge-offs trend in the BPPR reportable segment reported an improvement during the fourth quarter of 2009 as a result of more active loss mitigation alternatives and aggressive collection strategies.

Non-performing assets

The following table presents non-performing assets by type and non-performing loans as a percentage of loans held-in-portfolio (“HIP”):

(Dollars in thousands)	December 31, 2009	As a percentage of loans HIP by category	September 30, 2009	As a percentage of loans HIP by category	December 31, 2008	As a percentage of loans HIP by category
Commercial	$836,728	6.6%	$776,027	5.9%	$464,802	3.4%
Construction	854,937	49.6	768,987	40.9	319,438	14.4
Lease financing	9,655	1.4	10,309	1.5	11,345	1.5
Mortgage	510,847	11.1	484,219	10.6	338,961	7.6
Consumer	64,185	1.6	75,992	1.8	68,263	1.5
Total non-performing loans	2,276,352	9.6%	2,115,534	8.7%	1,202,809	4.7%
Other real estate	125,483		129,485		89,721
Total non-performing assets	$2,401,835		$2,245,019		$1,292,530
Non-performing assets to total assets	6.91%		6.30%		3.32%
Allowance for loan losses to loans held- in-portfolio	5.32		4.95		3.43
Allowance for loan losses to non-performing loans	55.40		57.07		73.40

The increases from September 30, 2009 to December 31, 2009 in non-performing loans were concentrated in portfolios secured by real estate. As of December 31, 2009, non-performing loans secured by real estate amounted to $1.3 billion or 14.9% of total loans secured by real estate in the Puerto Rico operations and $697 million or 10.7%, respectively, in the U.S. mainland operations. These figures compare to $1.3 billion or 14.0% in Puerto Rico and $572 million or 8.7% in the U.S. mainland operations as of September 30, 2009. Commercial non-performing loans increased by $51.2 million in the U.S. mainland primarily in commercial real estate, and by $9.4 million in the BPPR reportable segment mainly in construction related businesses. The construction portfolio reported increases in non-performing loans during the fourth quarter of 2009 mostly related to BPNA’s construction loans, particularly in the New York region. The construction loans in non-performing status are primarily residential real estate construction loans which have been adversely impacted by general market conditions, decreases in property values, oversupply in certain areas, and reduced absorption rates. The higher level of non-performing residential mortgage loans was principally attributed to Puerto Rico’s residential mortgage portfolio and BPNA’s non-conventional mortgage business. Deteriorating economic conditions have impacted the mortgage delinquency rates and have increased pressure in home prices. The decrease in consumer non-performing loans was mainly attributed to E-LOAN’s home equity lines of credit and second mortgages, which reported improvements in delinquency levels during the fourth quarter of 2009.

In terms of reserves, the total allowance for loan losses to non-performing loans from continuing operations was 55.40% as of December 31, 2009, compared to 57.07% as of September 30, 2009, after considering an increase in non-performing loans of approximately $161 million during the fourth quarter of 2009.

The Corporation’s commercial loan portfolio secured by commercial real estate (“CRE”), excluding construction loans, amounted to $7.5 billion as of December 31, 2009, of which $3.4 billion was secured with owner occupied properties, compared to $7.4 billion and $3.4 billion, respectively, as of September 30, 2009. CRE non-performing loans amounted to $557 million, or 7.41% of CRE loans as of December 31, 2009 compared to $474 million, or 6.45% as of September 30, 2009. The CRE non-performing loans ratios for the Corporation’s Puerto Rico and U.S. mainland operations were 8.29% and 6.39%, respectively, as of December 31, 2009, compared with 7.93% and 4.73%, respectively, as of September 30, 2009.

Allowance for Loan Losses

The following table sets forth information concerning the composition of the Corporation's allowance for loan losses (“ALLL”) as of December 31, 2009 and September 30, 2009 by loan category and by whether the allowance and related provisions were calculated individually pursuant to the requirements for specific impairment or through a general valuation allowance:

AS OF DECEMBER 31, 2009
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL	$108,769	$162,907	-	$52,211	-	$323,887
Impaired loans	645,513	841,361	-	186,747	-	1,673,621
Specific ALLL to impaired loans	16.85%	19.36%	-	27.96%	-	19.35%
General ALLL	$328,940	$178,412	$18,558	$102,400	$309,007	$937,317
Loans held-in-portfolio, excluding impaired loans	12,018,546	883,013	675,629	4,416,499	4,045,806	22,039,493
General ALLL to loans held-in-portfolio, excluding impaired loans	2.74%	20.20%	2.75%	2.32%	7.64%	4.25%
Total ALLL	$437,709	$341,319	$18,558	$154,611	$309,007	$1,261,204
Total loans held-in-portfolio	12,664,059	1,724,374	675,629	4,603,246	4,045,806	23,713,114
ALLL to loans held-in-portfolio	3.46%	19.79%	2.75%	3.36%	7.64%	5.32%

AS OF SEPTEMBER 30, 2009
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL	$106,701	$171,031	-	$35,492	-	$313,224
Impaired loans	$619,544	$751,976	-	$167,863	-	$1,539,383
Specific ALLL to impaired loans	17.22%	22.74%	-	21.14%	-	20.35%
General ALLL	$266,563	$168,309	$24,609	$108,848	$325,848	$894,177
Loans held-in-portfolio, excluding impaired loans	$12,456,324	$1,130,093	$699,350	$4,379,509	$4,191,410	$22,856,686
General ALLL to loans held-in-portfolio, excluding impaired loans	2.14%	14.89%	3.52%	2.49%	7.77%	3.91%
Total ALLL	$373,264	$339,340	$24,609	$144,340	$325,848	$1,207,401
Total loans held-in-portfolio	$13,075,868	$1,882,069	$699,350	$4,547,372	$4,194,410	$24,396,069
ALLL to loans held-in-portfolio	2.85%	18.03%	3.52%	3.17%	7.77%	4.95%

The increase in the allowance for loan losses from September 30, 2009 to December 31, 2009 was primarily attributable to increased reserves for commercial loans. The commercial sector continued reporting deteriorating results which reflected higher non-performing loans and net charge-offs. The total allowance for loan losses for construction loans increased by approximately $2 million from September 30, 2009 to December 31, 2009 after charging-off $92.6 million in the fourth quarter of 2009 and considering a portfolio reduction of $158 million. The allowance for loan losses to construction loans held-in-portfolio was 19.79% as of December 31, 2009 compared with 18.03% as of September 30, 2009. The construction loans portfolio maintains the highest allowance coverage due to the continued deterioration of the economic and housing market conditions in Puerto Rico, and also in the U.S. mainland. The most significant specific reserves for impaired loans during the fourth quarter of 2009 pertain to particular construction borrowers. The Corporation also recorded higher reserves to cover inherent losses in the BPNA non-conventional mortgage and the E-LOAN home equity lines of credit portfolios. Losses related to loans individually evaluated for impairment are considered in the computation of general reserves.

The Corporation’s recorded investment in commercial, construction and mortgage loans that were considered impaired and the related allowance for loan losses as of December 31, 2009, September 30, 2009, and December 31, 2008 were:

	December 31, 2009		September 30, 2009		December 31, 2008
(In millions)	Recorded Investment	Allowance for loan losses	Recorded Investment	Allowance for loan losses	Recorded Investment	Allowance for loan losses
Impaired loans:
Allowance for loan losses required	$1,263.3	$323.9	$1,134.5	$313.2	$664.9	$194.7
No allowance for loan losses required	410.3	-	404.9	-	232.7	-
Total impaired loans	$1,673.6	$323.9	$1,539.4	$313.2	$897.6	$194.7

The following table sets forth an analysis of the activity in the specific reserves for impaired loans for the quarters ended December 31, 2009 and September 30, 2009:

	For the quarter ended December 31, 2009
(In thousands)	Commercial Loans	Construction Loans	Mortgage Loans	Total
Specific ALLL as of October 1, 2009	$106,701	$171,031	$35,492	$313,224
Provision for impaired loans	45,370	84,155	25,188	154,713
Less: Net charge-offs	43,302	92,279	8,469	144,050
Specific ALLL as of December 31, 2009	$108,769	$162,907	$52,211	$323,887

	For the quarter ended September 30, 2009
(In thousands)	Commercial Loans	Construction Loans	Mortgage Loans	Total
Specific ALLL as of July 1, 2009	$85,608	$197,898	$29,584	$313,090
Provision for impaired loans	44,800	68,541	12,183	125,524
Less: Net charge-offs	23,707	95,408	6,275	125,390
Specific ALLL as of September 30, 2009	$106,701	$171,031	$35,492	$313,224

The Corporation’s specific allowance for loan losses as of December 31, 2009 increased by $11 million when compared to the previous quarter after recording approximately $144 million in charge-offs, of which $92 million pertained to the construction loans portfolio, principally from the BPPR reportable segment.

Given the existing adverse economic conditions, it is likely that the Corporation will continue to experience heightened credit losses, high levels of non-performing assets and significant levels of provision for loan losses.

Non-interest Income

Non-interest income from continuing operations totaled $175.9 million for the quarter ended December 31, 2009 compared with $160.0 million for the quarter ended September 30, 2009 and $141.5 million for the quarter ended December 31, 2008.

The variance in non-interest income for the quarter ended December 31, 2009 compared with the quarter ended September 30, 2009 was principally due to lower indemnity reserve requirements on certain former sales agreements in the U.S. mainland operations based on recent analyses which consider volume of claims and loss experience. The positive variance in non-interest income was also impacted by lower other-than-temporary impairments on investment securities, which were mostly related to equity securities available-for-sale and tax credit investments classified as other investment securities.

The increase in non-interest income for the quarter ended December 31, 2009 compared with the same quarter in 2008 was principally due to the recording during the quarter ended December 31, 2008 of unfavorable “lower of cost or fair value” adjustments related to loans reclassified to held-for-sale primarily related to a lease portfolio of the U.S. mainland operations sold in the first quarter of 2009 and impairments on investments accounted under the equity method. These favorable variances were partially offset by higher unfavorable adjustments in the fair value of mortgage servicing rights in the Puerto Rico operations.

Operating Expenses

Operating expenses totaled $298.8 million for the quarter ended December 31, 2009, an increase of $78.2 million, compared with $220.6 million for the third quarter of 2009. Operating expenses for the quarter ended December 31, 2008 totaled $360.2 million.

The increase in operating expenses for the quarter ended December 31, 2009 when compared with the third quarter of 2009 was principally due to the recognition during the quarter ended September 30, 2009 of an $80.3 million gain on the extinguishment of debt specifically related to the exchange of the trust preferred securities for common stock. Offsetting this variance was a $9.3 million decrease in personnel costs, mainly related to salaries.

The decrease of $61.4 million in operating expenses for the quarter ended December 31, 2009 when compared with the same quarter of the previous year was principally due to lower personnel costs and net occupancy expenses by $27.7 million and $8.9 million, respectively, principally due to downsizing of the U.S. operations and restructuring costs recorded in the fourth quarter of 2008 upon announcement of the BPNA restructuring plan. Also, financial results of the fourth quarter of 2008 included $10.9 million of the partial impairment of E-LOAN’s trademark.

Operating expenses for the year ended December 31, 2009 totaled $1.15 billion, compared to $1.34 billion in 2008. While both figures include non-recurring items, they also reflect the impact of a series of expense-reduction initiatives undertaken during 2009. These include the sale or closing of non-performing businesses and the consolidation of branches in the United States and Puerto Rico (a net reduction of 46 branches) and the implementation of cost-cutting measures such as the reduction in salaries of executive officers, hiring freeze and the suspension of matching contributions to retirement plans. The total number of employees went from 10,670 to 9,400, a decline of 12%.

Income Taxes

Income tax expense amounted to $6.9 million for the quarter ended December 31, 2009, compared with an income tax expense of $6.3 million for the quarter ended September 30, 2009 and income tax expense of $309.1 million for the quarter ended December 31, 2008.

The variance in income tax from continuing operations for the fourth quarter of 2009 when compared to the same quarter in 2008 was primarily due to the recognition during the fourth quarter of 2008 of a valuation allowance on the Corporation’s deferred tax asset related to the U.S. mainland operations that had a negative impact on income tax expense.

Balance Sheet Comments:

The accompanying Exhibit A provides information on principal categories of the Corporation’s balance sheet as of December 31, 2009, September 30, 2009 and December 31, 2008, and the following sections provide more detailed information.

Investment securities

The Corporation’s portfolio of investment securities available-for-sale and held-to-maturity totaled $6.9 billion as of December 31, 2009, compared with $7.2 billion as of September 30, 2009 and $8.2 billion as of December 31, 2008. The Corporation holds investment securities primarily for liquidity, yield enhancement and interest rate risk management. The portfolio primarily consists of very liquid, high quality securities. The decline in the Corporation’s available-for-sale and held-to-maturity investment portfolios from December 31, 2008 to the end of 2009 was mainly associated with maturities of securities and the sale of $3.4 billion of investment securities available-for-sale, principally U.S. agency securities (FHLB notes), of which $2.9 billion were re-invested, primarily in GNMA mortgage-backed securities.

Loans

A breakdown of the Corporation’s total loan portfolio for the continuing operations at period-end, which represents the principal category of earning assets, follows:

(In billions)	December 31, 2009	September 30, 2009	Variance	December 31, 2008	Variance

Commercial	$12.7	$13.1	($0.4)	$13.7	($1.0)
Construction	1.7	1.9	(0.2)	2.2	(0.5)
Mortgage	4.7	4.6	0.1	4.6	0.1
Consumer	4.0	4.2	(0.2)	4.7	(0.7)
Lease financing	0.7	0.7	-	1.1	(0.4)
Total loans	$23.8	$24.5	($0.7)	$26.3	(2.5)

The reduction in commercial and construction loans between September 30, 2009 and December 31, 2009 was principally due to the increased level of charge-offs, slow loan origination activity associated with a continued recession in Puerto Rico, and credit markets continuing to be tight. Also, the decrease in the commercial loan portfolio was associated with the Corporation’s decision to exit or downsize certain business lines at BPNA and a significant repayment of a government related credit in the BPPR reportable segment.

The decline in the consumer loan portfolio from the end of the third quarter of 2009 to December 31, 2009 was mainly related to run-off of existing portfolios originated by Popular Finance, E-LOAN or exited lines of businesses at the BPNA operations, as well as the reduction caused by the consumer loans net charge-offs recorded during the fourth quarter of 2009 and lower volume of auto loans.

The reductions in various loan categories from December 31, 2008 to the end of 2009 are mainly associated with the same factors described above. The reduction in the lease financing portfolio as of December 31, 2009 compared to the same date of the previous year was the result of loan sales by Popular Equipment Finance, a subsidiary of BPNA, principally during the first quarter of 2009.

Deposits

A breakdown of the Corporation’s deposits at period-end follows:

(In billions)	December 31, 2009	September 30, 2009	Variance	December 31, 2008	Variance

Demand *	$5.1	$4.9	$0.2	$4.9	$0.2
Savings	9.6	9.5	0.1	9.6	-
Time	11.2	12.0	(0.8)	13.1	(1.9)
Total deposits	$25.9	$26.4	(0.5)	$27.6	($1.7)
* Includes non-interest and interest bearing demand deposits

Brokered certificates of deposit, which are included as time deposits, amounted to $2.7 billion as of December 31, 2009 compared with $2.8 billion as of September 30, 2009 and $3.1 billion as of December 31, 2008.

In October 2009, the Corporation completed the sale of six New Jersey bank branches pertaining to BPNA with approximately $225 million in total deposits.

The decrease in time deposits from September 30, 2009 to December 31, 2009 occurred principally in the Corporation’s U.S. mainland operations in part due to deleveraging strategies, including the closure, sale and consolidation of branches, as well as a gradual reduction in the pricing of deposits, including internet deposits. The banking operations in Puerto Rico also experienced a decline in time deposits, but the decline was offset by increases in demand deposits and savings accounts. The decrease in time deposits from December 31, 2008 to the same date in 2009 was reflected in both the Corporation’s U.S. mainland and Puerto Rico banking operations. This reduction was also associated to the factors described in the previous paragraph as well as the deleveraging of the Corporation’s balance sheet mostly due to lower balances of loans and investment securities from December 31, 2008 to the same date in 2009. Also, there was a reduction in brokered certificates of deposit.

Borrowings and capital

The accompanying Exhibit A also provides information on borrowings and stockholders’ equity as of December 31, 2009, September 30, 2009 and December 31, 2008.

The Corporation’s borrowings amounted to $5.3 billion as of December 31, 2009, compared with $5.5 billion as of September 30, 2009 and $6.9 billion as of December 31, 2008. As a result of the decline in earning assets, the Corporation is deleveraging its balance sheet through a reduction in borrowings, principally repurchase agreements, accompanied by a decrease in notes payable mainly due to the maturity of unsecured senior debt of Popular North America.

Stockholders’ equity totaled $2.5 billion as of December 31, 2009, compared with $2.7 billion as of September 30, 2009 and $3.3 billion as of December 31, 2008. The decrease in stockholders’ equity from September 30, 2009 to December 31, 2009 is mainly related to the net loss of $213.2 million recorded during the fourth quarter of 2009.

Below is a summary of the Corporation’s regulatory capital ratios as of December 31, 2009 and September 30, 2009.

	December 31, 2009	September 30, 2009	Minimum required

Tier 1 risk-based capital	9.81%	10.23%	4.00%
Total risk-based capital	11.13%	11.53%	8.00%
Tier 1 leverage	7.50%	7.93%	3.00% - 4.00%

Rules adopted by the federal banking agencies provide that a depository institution will be deemed to be well capitalized if it maintains a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%.

The Corporation’s Tier 1 common equity to risk-weighted assets ratio was 6.39% as of December 31, 2009 and 6.88% as of September 30, 2009.

Regulatory capital requirements for banking institutions are based on Tier 1 and Total capital, which include both common stock and certain qualifying preferred stock.

Reconciliation of Non-GAAP Financial Measure:

The table below presents a reconciliation of Tier 1 common equity to common stockholders’ equity. Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing the Corporation’s capital position. In connection with the Supervisory Capital Assessment Program (“SCAP”), the Federal Reserve began supplementing its assessment of the capital adequacy of a bank holding company based on a variation of Tier 1 capital, known as Tier 1 common equity. Because Tier 1 common equity is not formally defined by GAAP or, unlike Tier 1 capital, codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Corporation has procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides a reconciliation of common stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP):

(In thousands)	December 31, 2009	September 30, 2009
Common stockholders’ equity	$2,488,657	$2,692,296
Less: Unrealized gains on available for sale securities, net of tax (1)	(91,068)	(121,735)
Less: Disallowed deferred tax assets (2)	(179,655)	(195,894)
Less: Intangible assets:
Goodwill	(604,349)	(606,508)
Other disallowed intangibles	(18,056)	(21,873)
Less: Aggregate adjusted carrying value of all non-financial equity investments	(2,343)	(2,362)
Add: Pension liability adjustment, net of tax and accumulated net gains (losses) on cash flow hedges (3)	78,488	119,007
Total Tier 1 common equity	$1,671,674	$1,862,931

(1) In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

(2) Approximately $186 million of the Corporation’s $364 million of net deferred tax assets as of December 31, 2009 ($167 million and $381 million, respectively as of September 30, 2009), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $180 million of such assets as of December 31, 2009 ($196 million as of September 30, 2009) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. The remaining $2 million of the Corporation’s other net deferred tax assets as of December 31, 2009 ($18 million as of September 30, 2009) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.

(3) The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Forward-Looking Statements:

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; and (ix) difficulties in combining the operations of acquired entities. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 and its Form 10-Q for the quarter and nine months ended September 30, 2009 as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Founded in 1893, Popular, Inc. (NASDAQ: BPOP) is the No. 1 banking institution by both assets and deposits in Puerto Rico and ranks 35th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

Popular also continues to expand its expertise in processing technology through its subsidiary EVERTEC, which processes approximately 1.1 billion transactions annually in the Caribbean and Latin America.

* * *

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

EXHIBIT A

POPULAR, INC.
Financial Summary
(Unaudited)

	Quarter ended		4th Quarter	Quarter ended	4th Quarter 2009
	December 31,		2009 vs 2008	September 30,	vs 3rd Quarter 2009
	2009	2008	$ Variance	2009	$ Variance
Summary of Operations --- (In thousands, except share information)

Interest income	$440,296	$541,542	($101,246)	$454,463	($14,167)
Interest expense	170,978	252,676	(81,698)	178,074	(7,096)

Net interest income	269,318	288,866	(19,548)	276,389	(7,071)
Provision for loan losses	352,771	388,823	(36,052)	331,063	21,708

Net interest income after provision for loan losses	(83,453)	(99,957)	16,504	(54,674)	(28,779)

Net (loss) gain on sale and valuation adjustments of investment securities	(1,246)	286	(1,532)	(9,059)	7,813
Trading account profit	8,499	5,098	3,401	7,579	920
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	934	(19,678)	20,612	(8,728)	9,662
Other non-interest income	167,700	155,791	11,909	170,252	(2,552)

Total non-interest income	175,887	141,497	34,390	160,044	15,843

Personnel costs	121,219	148,950	(27,731)	130,547	(9,328)
Loss (gain) on early extinguishment of debt	1,004	-	1,004	(79,304)	80,308
Other operating expenses	176,531	211,230	(34,699)	169,357	7,174

Total operating expenses	298,754	360,180	(61,426)	220,600	78,154

Loss from continuing operations before income tax	(206,320)	(318,640)	112,320	(115,230)	(91,090)
Income tax expense	6,907	309,067	(302,160)	6,331	576

Loss from continuing operations, net of income tax	(213,227)	(627,707)	414,480	(121,561)	(91,666)
Loss from discontinued operations, net of income tax	-	(75,193)	75,193	(3,427)	3,427

Net loss	($213,227)	($702,900)	$489,673	($124,988)	($88,239)

Net (loss) income applicable to common stock (1)	($213,227)	($717,987)	$504,760	$595,614	($808,841)

Earnings (losses) per common share: (1)
Basic and diluted earnings (losses) per common share from continuing operations	($0.33)	($2.28)		$1.41
Basic and diluted losses per common share from discontinued operations	-	($0.27)		($0.01)
Basic and diluted earnings (losses) per common share - Total	($0.33)	($2.55)		$1.40

Dividends declared per common share	-	$0.08		-

Average common shares outstanding	639,401,594	281,786,725		425,672,578
Average common shares outstanding - assuming dilution	639,401,594	281,786,725		425,672,578
Common shares outstanding at end of period	639,540,105	282,004,713		639,541,515

Market value per common share	$2.26	$5.16		$2.83
Book value per common share	$3.89	$6.33		$4.21

Market Capitalization --- (In millions)	$1,445	$1,455		$1,810

Selected Average Balances --- (In millions)
Total assets	$35,025	$39,531	($4,506)	$35,813	($788)
Stockholders' equity	2,530	3,114	(584)	2,771	(241)

Selected Financial Data at Period-End --- (In millions)
Total assets	$34,736	$38,883	($4,147)	$35,638	($902)
Loans (2)	23,804	26,276	(2,472)	24,472	(668)
Earning assets (2)	32,341	36,154	(3,813)	33,398	(1,057)
Deposits	25,925	27,550	(1,625)	26,383	(458)
Borrowings	5,289	6,943	(1,654)	5,461	(172)
Interest bearing liabilities	26,718	30,200	(3,482)	27,562	(844)
Stockholders' equity	2,539	3,268	(729)	2,742	(203)

Performance Ratios
Net interest yield from continuing operations (3)	3.28%	3.23%		3.30%
Return on assets	(2.42)	(7.07)		(1.38)
Return on common equity	(34.12)	(123.03)		(26.24)

Credit Quality Data --- (Dollars in millions)
Non-performing loans (4)	$2,276.4	$1,202.8	$1,073.6	$2,115.5	$160.9
Non-performing loans to loans held-in-portfolio	9.60%	4.67%		8.67%
Allowance for loan losses to non-performing loans	55.40	73.40		57.07
Allowance for loan losses to loans held-in-portfolio	5.32	3.43		4.95

(1) Refer to table included in press release for a reconciliation of earnings (losses) per common share.
(2) Includes $7 million in loans from discontinued operations as of December 31, 2008.
(3) Not on a taxable equivalent basis.
(4) Non-performing loans ("NPL") exclude $3 million in NPL from discontinued operations as of December 31, 2008.

Notes: Certain reclassifications have been made to prior periods to conform with this quarter presentation.

EXHIBIT A (CONTINUED)

POPULAR, INC.
Financial Summary
(Unaudited)

	For the year ended
	December 31,
	2009	2008	$ Variance
Summary of Operations --- (In thousands, except share information)

Interest income	$1,854,997	$2,274,123	($419,126)
Interest expense	753,744	994,919	(241,175)

Net interest income	1,101,253	1,279,204	(177,951)
Provision for loan losses	1,405,807	991,384	414,423

Net interest income after provision for loan losses	(304,554)	287,820	(592,374)

Net gain on sale and valuation adjustments of investment securities	219,546	69,716	149,830
Trading account profit	39,740	43,645	(3,905)
(Loss) gain on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(35,060)	6,018	(41,078)
Other non-interest income	672,275	710,595	(38,320)

Total non-interest income	896,501	829,974	66,527

Personnel costs	533,263	608,465	(75,202)
Gain on early extinguishment of debt	(78,300)	-	(78,300)
Other operating expenses	699,233	728,263	(29,030)

Total operating expenses	1,154,196	1,336,728	(182,532)

Loss from continuing operations before income tax	(562,249)	(218,934)	(343,315)
Income tax (benefit) expense	(8,302)	461,534	(469,836)

Loss from continuing operations, net of income tax	(553,947)	(680,468)	126,521
Loss from discontinued operations, net of income tax	(19,972)	(563,435)	543,463

Net loss	($573,919)	($1,243,903)	$669,984

Net income (loss) applicable to common stock (1)	$97,377	($1,279,200)	$1,376,577

Earnings (losses) per common share: (1)
Basic and diluted earnings (losses) per common share from continuing operations	$0.29	($2.55)
Basic and diluted losses per common share from discontinued operations	($0.05)	($2.00)
Basic and diluted earnings (losses) per common share - Total	$0.24	($4.55)

Dividends declared per common share	$0.02	$0.48

Average common shares outstanding	408,229,498	281,079,201
Average common shares outstanding - assuming dilution	408,229,498	281,079,201
Common shares outstanding at end of period	639,540,105	282,004,713

Market value per common share	$2.26	$5.16
Book value per common share	$3.89	$6.33

Market Capitalization --- (In millions)	$1,445	$1,455

Selected Average Balances --- (In millions)
Total assets	$36,569	$40,924	($4,355)
Stockholders' equity	2,852	3,358	(506)

Performance Ratios
Net interest yield from continuing operations (2)	3.23%	3.55%
Return on assets	(1.57)	(3.04)
Return on common equity	(32.95)	(44.47)

Credit Quality Data --- (Dollars in millions)
Non-performing loans (3)	$2,276.4	$1,202.8	$1,073.6
Non-performing loans to loans held-in-portfolio	9.60%	4.67%
Allowance for loan losses to non-performing loans	55.40	73.40
Allowance for loan losses to loans held-in-portfolio	5.32	3.43

(1) Refer to table included in press release for a reconciliation of earnings (losses) per common share.
(2) Not on a taxable equivalent basis.
(3) Non-performing loans ("NPL") exclude $3 million in NPL from discontinued operations as of December 31, 2008.

Notes: Certain reclassifications have been made to prior periods to conform with this quarter presentation.

EXHIBIT B

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)
	Quarter ended December 31, 2009
	BPPR	BPNA	EVERTEC	Intersegment Eliminations	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income (expense)	$216,044	$80,540	($274)	$0	$296,310
Provision for loan losses	137,189	215,582	-	-	352,771

Net interest income after provision for loan losses	78,855	(135,042)	(274)	-	(56,461)

Net (loss) gain on sale and valuation adjustments of investment securities	10	(484)	-	-	(474)
Trading account profit	8,499	-	-	-	8,499
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	208	(6,666)	-	-	(6,458)
Other non-interest income (service charges on deposits, other service fees and other)	117,870	21,489	63,877	(37,015)	166,221

Total non-interest income	126,587	14,339	63,877	(37,015)	167,788

Personnel costs	75,617	21,884	19,261	(354)	116,408
Loss on early extinguishment of debt	1,004	-	-	-	1,004
Other operating expenses	129,340	44,852	25,763	(36,619)	163,336

Total operating expenses	205,961	66,736	45,024	(36,973)	280,748

Income (loss) from continuing operations, before income tax	(519)	(187,439)	18,579	(42)	(169,421)
Income tax expense (benefit)	5,341	(19,204)	7,247	(17)	(6,633)
Income (loss) from continuing operations, net of income tax	(5,860)	(168,235)	11,332	(25)	(162,788)
Loss from discontinued operations, net of income tax	-	-	-	-	-

Net income (loss)	($5,860)	($168,235)	$11,332	($25)	($162,788)

	Quarter ended December 31, 2009
	Corporate	Eliminations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest income (expense)	($27,188)	$196	$269,318
Provision for loan losses	-	-	352,771

Net interest income after provision for loan losses	(27,188)	196	(83,453)

Net (loss) gain on sale and valuation adjustments of investment securities	(772)	-	(1,246)
Trading account profit	-	-	8,499
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	7,392	-	934
Other non-interest income (service charges on deposits, other service fees and other)	3,846	(2,367)	167,700

Total non-interest income	10,466	(2,367)	175,887

Personnel costs	4,811	-	121,219
Loss on early extinguishment of debt	-	-	1,004
Other operating expenses	14,942	(1,747)	176,531

Total operating expenses	19,753	(1,747)	298,754

Income (loss) from continuing operations, before income tax	(36,475)	(424)	(206,320)
Income tax expense (benefit)	13,758	(218)	6,907
Income (loss) from continuing operations, net of income tax	(50,233)	(206)	(213,227)
Loss from discontinued operations, net of income tax	-	-	-

Net income (loss)	($50,233)	($206)	($213,227)

EXHIBIT B (CONTINUED)

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)
	Quarter ended December 31, 2008
	BPPR	BPNA	EVERTEC	Intersegment Eliminations	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income (expense)	$232,959	$74,292	($120)	$0	$307,131
Provision for loan losses	179,894	208,929	-	-	388,823

Net interest income after provision for loan losses	53,065	(134,637)	(120)	-	(81,692)

Net gain (loss) on sale and valuation adjustments of investment securities	290	(4)	-	-	286
Trading account profit	5,098	-	-	-	5,098
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	613	(20,291)	-	-	(19,678)
Other non-interest income (service charges on deposits, other service fees and other)	131,597	25,718	64,336	(38,019)	183,632

Total non-interest income	137,598	5,423	64,336	(38,019)	169,338

Personnel costs	71,842	48,010	22,933	(426)	142,359
Other operating expenses	124,543	90,959	26,012	(37,304)	204,210

Total operating expenses	196,385	138,969	48,945	(37,730)	346,569

Income (loss) from continuing operations, before income tax	(5,722)	(268,183)	15,271	(289)	(258,923)
Income tax expense (benefit)	(18,142)	81,320	5,367	(113)	68,432
Income (loss) from continuing operations, net of income tax	12,420	(349,503)	9,904	(176)	(327,355)
Loss from discontinued operations, net of income tax	-	-	-	-	-

Net income (loss)	$12,420	($349,503)	$9,904	($176)	($327,355)

	Quarter ended December 31, 2008
	Corporate	Eliminations and Discontinued Operations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest income (expense)	($18,531)	$266	$288,866
Provision for loan losses	-		388,823

Net interest income after provision for loan losses	(18,531)	266	(99,957)

Net (loss) gain on sale and valuation adjustments of investment securities	-	-	286
Trading account profit	-	-	5,098
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	-	-	(19,678)
Other non-interest income (service charges on deposits, other service fees and other)	(25,379)	(2,462)	155,791

Total non-interest (loss) income	(25,379)	(2,462)	141,497

Personnel costs	6,591	-	148,950
Other operating expenses	8,822	(1,802)	211,230

Total operating expenses	15,413	(1,802)	360,180

Income (loss) from continuing operations, before income tax	(59,323)	(394)	(318,640)
Income tax expense (benefit)	218,992	21,643	309,067
Income (loss) from continuing operations, net of income tax	(278,315)	(22,037)	(627,707)
Loss from discontinued operations, net of income tax	-	(75,193)	(75,193)

Net income (loss)	($278,315)	($97,230)	($702,900)

EXHIBIT B (CONTINUED)

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)
	Quarter ended September 30, 2009
	BPPR	BPNA	EVERTEC	Intersegment Eliminations	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income (expense)	$217,859	$77,588	($304)	$0	$295,143
Provision for loan losses	153,350	177,713	-	-	331,063

Net interest income after provision for loan losses	64,509	(100,125)	(304)	-	(35,920)

Net (loss) gain on sale and valuation adjustments of investment securities	(311)	(5,173)	-	-	(5,484)
Trading account profit	7,579	-	-	-	7,579
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	593	(9,321)	-	-	(8,728)
Other non-interest income (service charges on deposits, other service fees and other)	122,512	20,889	62,269	(36,160)	169,510

Total non-interest income	130,373	6,395	62,269	(36,160)	162,877

Personnel costs	73,876	27,287	20,978	(64)	122,077
Loss (gain) on early extinguishment of debt	955	-	-	-	955
Other operating expenses	128,948	46,347	23,807	(36,170)	162,932

Total operating expenses	203,779	73,634	44,785	(36,234)	285,964

Income (loss) from continuing operations, before income tax	(8,897)	(167,364)	17,180	74	(159,007)
Income tax expense (benefit)	1,883	2,553	6,341	31	10,808
Income (loss) from continuing operations, net of income tax	(10,780)	(169,917)	10,839	43	(169,815)
Loss from discontinued operations, net of income tax	-	-	-	-	-

Net income (loss)	($10,780)	($169,917)	$10,839	$43	($169,815)

	Quarter ended September 30, 2009
	Corporate	Eliminations and Discontinued Operations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest income (expense)	($19,037)	$283	$276,389
Provision for loan losses	-	-	331,063

Net interest income after provision for loan losses	(19,037)	283	(54,674)

Net (loss) gain on sale and valuation adjustments of investment securities	(1,517)	(2,058)	(9,059)
Trading account profit	-	-	7,579
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	-	-	(8,728)
Other non-interest income (service charges on deposits, other service fees and other)	6,918	(6,176)	170,252

Total non-interest income	5,401	(8,234)	160,044

Personnel costs	9,488	(1,018)	130,547
Loss (gain) on early extinguishment of debt	(78,337)	(1,922)	(79,304)
Other operating expenses	8,061	(1,636)	169,357

Total operating expenses	(60,788)	(4,576)	220,600

Income (loss) from continuing operations, before income tax	47,152	(3,375)	(115,230)
Income tax expense (benefit)	(5,171)	694	6,331
Income (loss) from continuing operations, net of income tax	52,323	(4,069)	(121,561)
Loss from discontinued operations, net of income tax	-	(3,427)	(3,427)

Net income (loss)	$52,323	($7,496)	($124,988)

EXHIBIT B (CONTINUED)

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)
	Year ended December 31, 2009
	BPPR	BPNA	EVERTEC	Intersegment Eliminations	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income (expense)	$866,971	$315,469	($1,059)	-	$1,181,381
Provision for loan losses	623,532	782,275	-	-	1,405,807

Net interest income after provision for loan losses	243,439	(466,806)	(1,059)	-	(224,426)

Net (loss) gain on sale and valuation adjustments of investment securities	227,319	(5,657)	7,869	-	229,531
Trading account profit	39,740	-	-	-	39,740
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	8,028	(50,480)	-	-	(42,452)
Other non-interest income (service charges on deposits, other service fees and other)	478,127	86,368	250,287	($146,310)	668,472

Total non-interest income	753,214	30,231	258,156	(146,310)	895,291

Personnel costs	302,451	117,448	83,236	(895)	502,240
Loss (gain) on early extinguishment of debt	1,959	-	-	-	1,959
Other operating expenses	515,677	196,730	98,071	(145,203)	665,275

Total operating expenses	820,087	314,178	181,307	(146,098)	1,169,474

Income (loss) from continuing operations, before income tax	176,566	(750,753)	75,790	(212)	(498,609)
Income tax expense (benefit)	6,565	(24,896)	25,653	(84)	7,238
Income (loss) from continuing operations, net of income tax	170,001	(725,857)	50,137	(128)	(505,847)
Loss from discontinued operations, net of income tax	-	-	-	-	-

Net income (loss)	$170,001	($725,857)	$50,137	($128)	($505,847)

	Year ended December 31, 2009
	Corporate	Eliminations and Discontinued Operations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest income (expense)	($81,140)	$1,012	$1,101,253
Provision for loan losses	-	-	1,405,807

Net interest income after provision for loan losses	(81,140)	1,012	(304,554)

Net (loss) gain on sale and valuation adjustments of investment securities	(7,927)	(2,058)	219,546
Trading account profit	-	-	39,740
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	7,392	-	(35,060)
Other non-interest income (service charges on deposits, other service fees and other)	15,800	(11,997)	672,275

Total non-interest income	15,265	(14,055)	896,501

Personnel costs	32,041	(1,018)	533,263
Loss (gain) on early extinguishment of debt	(78,337)	(1,922)	(78,300)
Other operating expenses	40,846	(6,888)	699,233

Total operating expenses	(5,450)	(9,828)	1,154,196

Income (loss) from continuing operations, before income tax	(60,425)	(3,215)	(562,249)
Income tax expense (benefit)	(16,231)	691	(8,302)
Income (loss) from continuing operations, net of income tax	(44,194)	(3,906)	(553,947)
Loss from discontinued operations, net of income tax	-	(19,972)	(19,972)

Net income (loss)	($44,194)	($23,878)	($573,919)

EXHIBIT B (CONTINUED)

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)
	Year ended December 31, 2008
	BPPR	BPNA	EVERTEC	Intersegment Eliminations	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income (expense)	$959,215	$351,519	($723)	-	$1,310,011
Provision for loan losses	519,045	472,299	-	-	991,344

Net interest income after provision for loan losses	440,170	(120,780)	(723)	-	318,667

Net (loss) gain on sale and valuation adjustments of investment securities	70,497	685	7,681	-	78,863
Trading account profit	43,645	-	-	-	43,645
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	2,054	3,964	-	-	6,018
Other non-interest income (service charges on deposits, other service fees and other)	504,489	136,357	255,577	($150,620)	745,803

Total non-interest income	620,685	141,006	263,258	(150,620)	874,329

Personnel costs	307,410	182,526	93,180	(2,418)	580,698
Loss (gain) on early extinguishment of debt	-	-	-	-	-
Other operating expenses	492,943	247,868	106,261	(146,794)	700,278

Total operating expenses	800,353	430,394	199,441	(149,212)	1,280,976

Income (loss) from continuing operations, before income tax	260,502	(410,168)	63,094	(1,408)	(87,980)
Income tax expense (benefit)	21,375	114,670	19,450	(549)	154,946
Income (loss) from continuing operations, net of income tax	239,127	(524,838)	43,644	(859)	(242,926)
Loss from discontinued operations, net of income tax	-	-	-	-	-

Net income (loss)	$239,127	($524,838)	$43,644	($859)	($242,926)

	Year ended December 31, 2008
	Corporate	Eliminations and Discontinued Operations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest income (expense)	($32,013)	$1,206	$1,279,204
Provision for loan losses	40	-	991,384

Net interest income after provision for loan losses	(32,053)	1,206	287,820

Net (loss) gain on sale and valuation adjustments of investment securities	(9,147)	-	69,716
Trading account profit	-	-	43,645
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(1,349)	1,349	6,018
Other non-interest income (service charges on deposits, other service fees and other)	(22,134)	(13,074)	710,595

Total non-interest income	(32,630)	(11,725)	829,974

Personnel costs	29,849	(2,082)	608,465
Loss (gain) on early extinguishment of debt	-	-	-
Other operating expenses	35,250	(7,265)	728,263

Total operating expenses	65,099	(9,347)	1,336,728

Income (loss) from continuing operations, before income tax	(129,782)	(1,172)	(218,934)
Income tax expense (benefit)	305,619	969	461,534
Income (loss) from continuing operations, net of income tax	(435,401)	(2,141)	(680,468)
Loss from discontinued operations, net of income tax	-	(563,435)	(563,435)

Net income (loss)	($435,401)	($565,576)	($1,243,903)

CONTACT:
Popular, Inc.
Investor Relations:
Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685
or
Media Relations:
Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile